UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 24, 2007

Landry's Restaurants, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-22150	76-0405386
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1510 West Loop South, Houston, Texas		77027
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	713-850-1010

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

On July 24, 2007, Landry’s Restaurants, Inc. (the "Company") received written notice from U.S. Bank National Association, the Trustee under that certain Indenture (the "Indenture") dated as of December 28, 2004, by and among the Company, the Subsidiary Guarantors and parties thereto and the Trustee relating to the Company’s 7.50% Senior Unsecured Notes due 2014 (the "Notes") declaring the unpaid principal of, premium if any, and accrued and unpaid interest on, all of the Notes outstanding to be due and payable immediately pursuant to the Indenture due to the Company's failure to file its Form 10-K in a timely manner.

As previously disclosed, the Company earlier announced that due to the ongoing internal review of its historical stock option granting practices and expected restatement of its financial statements, it would be unable to comply on a timely basis with its covenant under the Indenture to deliver its audited financial statements, and related certificates and schedules as of and for the year ended December 31, 2006 within 90 days after the end of such fiscal year. As a result, on March 20, 2007, the Company received notice from the Trustee that if the Company failed to cure this event of non-compliance within 30 days of written notice by the Trustee, the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding Notes may accelerate the unpaid principal of and accrued unpaid interest on all of the Notes that are outstanding.

The sum total of the Notes are $400 million, which are now due and payable. Notwithstanding the acceleration, the Company believes that it will be able to refinance this indebtedness, however, due to the recent tightening of the capital markets, the Company may no longer be able to due so on terms as favorable as could have been obtained a few weeks earlier.

On July 24, 2007, the Company advised Wachovia Bank, National Association ("Wachovia"), the administrative agent under its $450 million Credit Agreement, dated as of December 28, 2004 (the "Credit Agreement"), by and among the Company, Wachovia and the other financial institutions party thereto, that it had received a notice of acceleration from the Trustee under the Indenture. Although the Company had previously obtained a wavier of covenant compliance under the Credit Agreement due to its inability to comply on a timely basis with its covenant to deliver its audited financial statements and related certificates and schedules as of and for the year ended December 31, 2006 within 90 days after such fiscal year resulting from the ongoing internal review of its historical stock option granting practices and expected restatement of its financial statements, the waiver does not apply in the event of an acceleration of the maturity of the Notes. As a result, the Company is not in compliance with the Credit Agreement. The total amount outstanding under the Credit Agreement is approximately $97 million.

Notwithstanding the foregoing, Wachovia has not accelerated the indebtedness under the Credit Agreement, nor does the Company expect Wachovia to take such action, and the Company believes that it will be able to obtain a waiver of the covenant.

Item 8.01 Other Events.

See Item 2.04 above.

Item 9.01 Financial Statements and Exhibits.

Exhibit No. Description

99.1 Press Release dated July 25, 2007

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Landry's Restaurants, Inc.

July 25, 2007	By:	/Steven L. Scheinthal/

Name: /Steven L. Scheinthal/
Title: EVP and General Counsel

Top of the Form

Exhibit Index

Exhibit No.	Description

99.1	Press Release of July 25, 2007